APPENDIX A
 TO
THE TRANSFER AGENCY SERVICES AGREEMENT
BETWEEN
EXCHANGE TRADED CONCEPTS TRUST
and
BROWN BROTHERS HARRIMAN & CO.
Dated as of 3/27/2015

The following is a list of Funds/Portfolios for which BBH shall serve under a Transfer Agency Services Agreement dated as of 9/28/2009 "the Agreement":

YieldShares High Income ETF
Forensic Accounting
VelocityShares Equal Risk Weighted Large Cap ETF
Robo-StoxTM Global Robotics and Automation Index ETF
EMQQ Emerging Markets Internet & Ecommerce ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

EXCHANGE TRADED CONCEPTS TRUST:

BY:	/s/ J. Garrett Stevens
NAME:	J. Garrett Stevens
TITLE:	CEO
DATE:	10/23/14